Exhibit  99.1

China Sun Group High-Tech Co. Reports Strong Financial Results for Q1 FY09
- Revenue Up 194% to $11.0 Million; Net Income Increases 271% to $2.4 Million -

LIAONING PROVINCE, China: October 15, 2008: China Sun Group High-Tech Co. (OTCBB: CSGH, "China Sun Group"), which through its wholly-owned subsidiary Dalian Xinyang High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People's Republic of China (“PRC”), today announced strong financial results for the first fiscal quarter ended August 30, 2008. Full details are available on the Quarterly Report on Form 10-Q filed with the SEC at http://www.sec.gov on October 15, 2008.

Revenue for the three months ended August 30, 2008 totaled $10,986,891, an increase of 194% from $3,735,837 for the comparable period of 2007. Net income for the three months ended August 31, 2008 was $2,388,787, an increase of 271% from $643,193 for the comparable period in 2007. For the first quarter of fiscal 2009, basic and diluted earnings per share were $0.04 compared to $0.01 for the comparable period in fiscal 2008, based on total issued and outstanding 53,422,971 shares of common stock.

Bin Wang, Chief Executive Officer of China Sun Group, said, “As a result of continued customer demand and increased sales, we managed to achieve triple-digit revenue growth in the first quarter of fiscal 2009. A key to our ongoing success is operating on a "just-in-time' basis, which keeps inventory low and helps us maintain a healthy balance sheet".

"During the quarter, we also made substantial developments in our research and development efforts. We completed commercial testing of our tri-component anode product, which is now being marketed to customers as the next generation replacement for lithium cobalt oxide. Our intellectual property portfolio has also expanded with receipt of patent approval for our high-crystallinity lithium cobalt oxide preparation".

“With profitability increasing by 271% in the first fiscal quarter, we continue to make great strides in our sales and manufacturing capabilities. We believe we are off to great start for fiscal 2009,” concluded Wang.

About China Sun Group

China Sun Group High-Tech Co., ("China Sun Group") produces anode materials used in lithium ion batteries. Through its wholly-owned operating subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

     Contact:

      China Sun Group
      Thomas Yang
      Assistant to the President
      Tel: 917-432-9350 (U.S.) or
      86 411 8289-7752 (China)
      Fax: 86 411 8289-2739
      e-mail: yang_xianfu@yahoo.com.cn

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